Exhibit 99.5

LETTER TO CLIENTS

U.S.$750,000,000 3.625% Senior Notes due 2015,

U.S.$2,000,000,000 5.000% Senior Notes due 2020 and

U.S.$1,250,000,000 6.125% Senior Notes due 2040

which have been registered under the Securities Act of 1933, for any and all outstanding unregistered 3.625% Senior Notes due 2015,

unregistered 5.000% Senior Notes due 2020

and unregistered 6.125% Senior Notes due 2040, respectively

of

América Móvil, S.A.B. de C.V.

unconditionally guaranteed by Radiomóvil Dipsa, S.A. de C.V.

pursuant to the prospectus dated                     , 2010

To Our Clients:

We are enclosing herewith the prospectus dated                     , 2010 of América Móvil, S.A.B. de C.V. (the “Company”), which, together with the accompanying Letter of Transmittal and the instructions thereto (the “Letter of Transmittal”), constitutes the Company’s offer to exchange (the “Exchange Offer”) up to an aggregate principal amount of U.S.$750,000,000 of its 3.625% Senior Notes due 2015, up to an aggregate principal amount of U.S.$2,000,000,000 of its 5.000% Senior Notes due 2020 and up to an aggregate principal amount of U.S.$1,250,000,000 of its 6.125% Senior Notes due 2040 (such notes offered within the Exchange Offer, collectively, the “Exchange Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its outstanding unregistered 3.625% Senior Notes due 2015, a like principal amount of its outstanding unregistered 5.000% Senior Notes due 2020 and a like principal amount of its outstanding unregistered 6.125% Senior Notes due 2040 (such outstanding unregistered notes, collectively, the “Original Notes”), upon the terms and subject to the conditions set forth in the Exchange Offer.

Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2010 unless it is extended.

The Exchange Offer is not conditioned upon any minimum number of Original Notes being tendered.

We are the holder of record and/or participant in the book-entry transfer facility of Original Notes held by us for your account. A tender of such Original Notes can be made only by us as the record holder and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Original Notes held by us for your account.

We request instructions as to whether you wish to tender any or all of the Original Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

Pursuant to the Letter of Transmittal, each holder of Original Notes will represent to the Company and Radiomóvil Dipsa, S.A. de C.V. (the “Guarantor”) that (i) any Exchange Notes acquired in exchange for Original Notes tendered pursuant to the Letter of Transmittal will be acquired in the ordinary course of business of the person receiving such Exchange Notes, (ii) neither such holder nor any person who will receive such Exchange Notes has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such Exchange Notes in violation of the provisions of the Securities Act, (iii) neither such holder nor any person who will receive such Exchange Notes is an “affiliate,” as defined in Rule

405 of the Securities Act, of the Company or the Guarantor and (iv) neither such holder nor any person who will receive such Exchange Notes is engaged in, or intends to engage in, a distribution of the Exchange Notes. If such holder is a broker-dealer receiving Exchange Notes for its own account, it will represent that it acquired the Original Notes to be exchanged for the Exchange Notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such Exchange Notes to the extent required by applicable law or regulation or SEC pronouncement. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, the holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Very truly yours,

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